Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of American Campus Communities, Inc. and American Campus Communities Operating Partnership LP for the registration of equity and debt securities, and guarantee of debt securities, and to the incorporation by reference therein of our reports dated May 2, 2012 with respect to the consolidated financial statements of American Campus Communities Operating Partnership LP included in American Campus Communities Operating Partnership LP’s Current Report (Form 8-K) dated May 2, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, TX

May 2, 2012